SMART BALANCE, INC.

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is by and between Smart Balance, Inc. (together with Smart Balance, Inc.’s subsidiaries, “Smart Balance”) and Terrence S. Schulke (the “Executive”).

WHEREAS the Executive is currently employed by Smart Balance;

WHEREAS Smart Balance and the Executive are party to the Separation Agreement dated as of January 1, 2012 (the “Prior Agreement”) and the Amended and Restated Change of Control Agreement, dated as of January 2, 2012 (the “Change of Control Agreement”);

WHEREAS Smart Balance and the Executive acknowledge and agree to the following terms and conditions regarding the termination of employment as set forth in this Agreement; and

NOW, THEREFORE, based on the foregoing and in consideration for the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Smart Balance and the Executive agree as follows:

1.             Separation Date. The Executive hereby acknowledges that his last day of work for Smart Balance is September 30, 2012 (“Separation Date”). Effective as of the Separation Date, the Executive hereby resigns as an officer of Smart Balance (including, for the avoidance of doubt, with respect to each of the subsidiaries of Smart Balance, Inc.).

2.             Severance Payments. As further consideration for the Release and the Covenants set forth in Sections 4 and 6 hereof, in recognition of the obligations and rights of each of Smart Balance and the Executive under the Prior Agreement, and in full and complete satisfaction of all amounts owed to the Executive from Smart Balance under the Prior Agreement, Smart Balance agrees to pay or provide Executive with the following payments and benefits:

(a)	A payment of a total gross amount of $102,500 to be payable in arrears in bi-weekly installments during the period beginning on September 16, 2012 and ending December 31, 2012 (the “Transition Period”);

(b)	A payment of a total gross amount of $1,107,000 payable in a lump sum in 2013 on or before January 8, 2013 (together with Section 2(a), the “Severance Payments”), and a one-time payment of $28,384.56 representing accrued but unused vacation;

(c)	Continued health plan coverage for the Executive and his qualified family members under COBRA at active employee rates, provided that the Executive makes a timely election of COBRA continuation coverage, for 18 months commencing on the Separation Date or until the Executive is covered by group health plan coverage through subsequent employment, whichever first occurs;

(d)	Executive shall remain eligible to receive an annual bonus for 2012, as well as the portion of the 2011 annual bonus ($30,900) that was held back, in each case, under the Amended and Restated Financial Performance Incentive Program (the “Incentive Program”) and will be paid such bonus in an amount determined by the Compensation Committee of the Board of Directors of Smart Balance, only if and when Smart Balance awards and pays bonuses to its active employees for 2012 under the Incentive Program during March 2013;

(e)	In accordance with his Restricted Stock Unit Award Grant Notice and Agreement dated as of January 3, 2012 (“RSU Agreement”), all of the Executive’s 200,000 outstanding Restricted Stock Units shall immediately vest upon the Separation Date and be settled pursuant to the terms of the RSU Agreement;

(f)	Smart Balance and the Executive hereby agree that the 75,000 unvested stock options granted to the Executive pursuant to his Stock Option Grant Notice and Agreement dated as of May 3, 2010 (“2010 Stock Option Agreement”) shall immediately vest upon the Separation Date and the Executive shall be entitled to exercise all 150,000 stock options pursuant to such Agreement at any time from the Separation Date until the stock option expires by its terms on May 2, 2020. In addition, the Executive shall be entitled to exercise up to 100,000 vested stock options pursuant to his Stock Option Grant Notice and Agreement dated as of June 18, 2007(“2007 Stock Option Agreement”) at any time from the Separation Date until the stock option expires by its terms on June 17, 2017; provided however, that notwithstanding anything herein to the contrary, the remaining 500,000 outstanding stock options (whether or not vested) granted to the Executive pursuant to such agreement shall immediately terminate and be forfeited upon the Separation Date; and

(g)	Smart Balance has an apartment in New York City and agrees to pay monthly rent on such apartment through July 31, 2013. In addition, Smart Balance shall permit the Executive exclusive use of Smart Balance’s New York City apartment for the period beginning on October 1, 2012 through July 31, 2013 and pay associated expenses solely relating to electricity, cable, and monthly parking garage costs incurred during this time up to an aggregate amount throughout the period of $8,663. Smart Balance shall promptly bill the Executive, and the Executive shall promptly reimburse Smart Balance, for any such expenses in excess of this amount. For the avoidance of doubt, estimated withholding attributable to these benefits will be withheld from the Severance Payments.

(h)	The Executive’s right to receive the payments and benefits set forth in this Section 2 is contingent upon the Executive’s cooperation in the orderly transition of his job duties and, to the extent reasonably requested by Smart Balance, otherwise cooperating with Smart Balance prior to the Separation Date and during the Transition Period; provided however, that, following the Separation Date, in no event shall the Executive be expected to perform services that exceed twenty percent (20%) of the average level of bona fide services he provided to Smart Balance during the final thirty-six (36) months of his employment with Smart Balance. The intent of the foregoing is that the Executive shall have incurred a “separation from service,” within the meaning of Section 409A (as defined below), from Smart Balance on the Separation Date and shall be interpreted accordingly. Should the Executive fail or refuse to cooperate with Smart Balance as specified herein, Smart Balance reserves the right, after a thirty (30) day notice and cure period, in its sole discretion to terminate any and all remaining payments without limiting the effectiveness or enforceability of the Release contained in Section 4 of this Agreement.

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(i)	All payments described in this Section 2 shall be subject to applicable federal, state, and local tax withholdings and deductions.

3.             Payments Contingent on Release. The Executive acknowledges that the payments to be made pursuant to this Agreement exceed those to which he would otherwise be entitled under the normal operation of any benefit plan, policy or procedure of Smart Balance or under any previous agreement (written or oral) between him and Smart Balance, including, without limitation, the Prior Agreement and the Change of Control Agreement (except as set forth in Section 5 below). The Executive further acknowledges that the agreement by Smart Balance to provide such additional payments beyond his entitlement, if any, is conditioned upon his release of all claims against Smart Balance and his compliance with all the terms and conditions of this Agreement.

4.             Release. (a) For and in consideration of the obligations assumed by Smart Balance in this Agreement, the Executive, for himself and for his heirs, executors, administrators, successors and assigns (“Releasor”), hereby releases and discharges Smart Balance and its parents, subsidiaries and affiliates, and their respective employee benefit plans or funds, officers, directors, partners, employees, agents, trustees, administrators, predecessors, successors and assigns (the “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local or otherwise, and including but not limited to any claims for fees, costs, and disbursements of any kind), whether known or unknown, which Releasor now has, ever had, or hereafter may have, against the Releasees, whether acting as agents of Smart Balance or in their individual capacities, based on any act, omission, practice, conduct, event or other matter occurring up to and including the Effective Date of this Agreement (as defined in Section 8 below); provided however, that notwithstanding the foregoing, solely with respect to the release and discharge of agents, trustees and administrators, only those claims arising out of or relating to Executive’s employment with Smart Balance and its subsidiaries are hereby released and discharged.

(b)	Without limiting the generality of the foregoing, Releasor releases and discharges Releasees from any and all claims arising out of Executive’s employment with Smart Balance, the termination of his employment as provided for in this Agreement and/or the events surrounding the circumstances relating to that termination, including but not limited to (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employment Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, the False Claims Act, the Worker Adjustment and Restraining Notification Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, and all amendments to each such Act and any other federal, state or local law or ordinance prohibiting employment discrimination; (ii) any claim for breach of contract (express or implied), wrongful discharge, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorney’s fees, costs, disbursements and the like.

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(c)	The Executive represents and warrants that he has no knowledge of any work-related injury or illness incurred while working for Smart Balance, that he has not filed a claim or an application for benefits under the Workers’ Compensation Laws, that he does not contend that he has any such claim, and that he does not intend to make a claim or file an application for benefits.

(d)	The sole matters to which the release and covenants in this Section 4 do not apply are: (i) the Executive’s rights under this Agreement; (ii) the Executive’s right to accrued vested benefits under and in accordance with the terms of any qualified plan of Smart Balance; (iii) claims arising after the execution of this Agreement; and (iv) the Executive’s rights under the Indemnification Agreement by and between the Executive, Smart Balance, Inc. and GFA Brands, Inc. dated as of March 10, 2010 (the “Indemnification Agreement”), which is attached hereto as Exhibit A.

(e)	The Executive represents and agrees that he has not filed any claims, charges, complaints, lawsuits, arbitrations, or other proceedings against any of the Releasees in any administrative, judicial, arbitral, or other forum, including, but not limited to, any charges or complaints against any of the Releasees with any federal, state, or local agency charged with the enforcement of any law or any self regulatory organization. Pursuant to and as part of his release and discharge of the Releasees, as set forth herein, the Executive agrees, not inconsistent with Equal Opportunity Employment Enforcement Guidance On Non-Waivable Employee Rights Under EEOC Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance, demand for arbitration or other proceeding against any of the Releasees in any forum or to act as a relator in any qui tam action or to assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation, or other proceeding of any kind which relates to his prior employment with Smart Balance or Smart Balance predecessors or any matter that involves any of the Releasees and that occurred up to and including the date of the Executive’s execution of this Agreement and Release, unless required to do so by court order, subpoena, or other effective directive by a court administrative agency, arbitration panel, or legislative body, or unless required to enforce this Agreement and Release. To the extent any such action may be brought by a third party, the Executive expressly waives any claim to any form of monetary or other damages, or any other form of recovery in relief in connection with any such action. This Agreement and Release does not prevent the Executive (or his attorneys) from commencing an action or proceeding to enforce this Agreement.

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(f)	The making of this Agreement is not intended, and shall not be construed, as an admission that the Releasees have committed any wrong with respect to the Executive.

5.             Entire Agreement. Except as set forth in Section 6 of this Agreement, this Agreement (including all exhibits attached hereto) constitutes the complete agreement and understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements or understandings of the parties (whether oral or written) including the Prior Agreement and the Change of Control Agreement, but excluding the applicable terms and conditions of the RSU Agreement, the 2007 Stock Option Agreement and the 2010 Stock Option Agreement intended to survive after the Separation Date. Notwithstanding anything to the contrary herein, Section 4 of the Change of Control Agreement shall remain in full force and effect through December 31, 2013. This Agreement may be amended only in a writing signed by the Executive and Smart Balance. The Executive acknowledges that no representative of Smart Balance has made any representation or promise to him concerning the terms or conditions of this Agreement or his separation from employment with Smart Balance other than those expressly set forth in this Agreement.

6.             Continuing Obligations.

(a)	Non-Competition, Non-Solicitation and Nondisparagement. The Executive and Smart Balance agree that Section 4 of the Prior Agreement shall remain in full force and effect and the Executive further covenants that he is currently in compliance with such Section, provided however, that, in exchange for the additional benefits as provided herein, the Restricted Period shall end (a) on July 15, 2014 with respect to Section 4(a) of the Prior Agreement; (b) on July 15, 2014 with respect to Section 4(b)(ii) and (iii) of the Prior Agreement; and (c) on June 17, 2017 with respect to Section 4(b)(i) of the Prior Agreement. For the avoidance of doubt, in addition to other remedies and rights set forth in Section 4 of the Prior Agreement, in the event that the Executive materially breaches Section 6 of this Agreement, Smart Balance shall be entitled to recover the economic value of all payments and benefits provided to the Executive under Section 2 of this Agreement, and any outstanding stock options held by the Executive shall immediately be cancelled and forfeited to Smart Balance.

(b)	Company Nondisparagement. The directors, executive officers, and senior officials (as defined in Regulation FD) of Smart Balance shall not make any public or private statement to the news media, to any Smart Balance competitor or client, or to any other individual or entity, if such statement would disparage the Executive or would have a deleterious effect upon him; provided, however, that Smart Balance shall not be in breach of this restriction if such statements consist solely of private statements made to persons other than clients or competitors of any of the Smart Balance (or their representatives) or members of the press or the financial community that do not have a material adverse effect upon the Executive; and provided further that nothing contained in this Section 6(b) or in any other provision of this Agreement shall preclude Smart Balance from making any statement in good faith that is required by law, regulation or order of any court or regulatory commission, department or agency, including, without limitation, in any filing with the Securities and Exchange Commission.

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(c)	Confidentiality. Smart Balance and the Executive are parties to an Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”). Smart Balance and the Executive agree that the Confidentiality Agreement shall remain in full force and effect according to its terms notwithstanding the execution and entry into effect of this Agreement. In addition to the understandings and agreements contained in the Confidentiality Agreement, the Executive agrees that he will not use any Confidential Information and Trade Secrets of Smart Balance, as those terms are defined in the Confidentiality Agreement, in any manner adverse to the interest of Smart Balance. Notwithstanding anything contained in the Confidentiality Agreement to the contrary, the Executive may disclose or use Confidential Information and Trade Secrets of Smart Balance (i) as such disclosure or use may be required or appropriate in connection with his work as an employee or consultant of Smart Balance, (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Smart Balance or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (iii) as to such Confidential Information and Trade Secrets that become generally known to the public or trade without his violation of this Section 6(c), or (iv) to the Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any Confidential Information and Trade Secrets by an Exempt Person shall be deemed to be a breach of this Section 6(c) by the Executive.

(d)	Return of Property. The Executive acknowledges that all Smart Balance equipment and property have been safely returned to Smart Balance. Smart Balance has agreed that Executive can keep his laptop, ipad, cell phone and cell phone number. Prior to his Separation Date, the Executive shall provide Smart Balance access to his laptop and Blackberry (or any smartphone or other communication device) to purge all Smart Balance data and information.

7.             Invalidity. If any provision of the Agreement is held to be illegal, void or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of any other provision of this Agreement; provided, however, that upon any finding by a court of competent jurisdiction that a release or waiver of claims or rights or a covenant provided for by Section 6 above is illegal, void or unenforceable, the Executive agrees, at Smart Balance’s request, promptly to execute a release, waiver and/or covenant that is legal and enforceable.

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8.             Consultation with Counsel; Consideration and Revocation Period; Effective Date.

(a)	Pursuant to Section 7(f)(2) of the Age Discrimination in Employment Act of 1967, as amended, Smart Balance hereby advises Executive that he should consult independent counsel before executing this Agreement; the Executive acknowledges that he has been so advised. The Executive further acknowledges that he has had an opportunity to consider this Agreement for at least forty five (45) days before signing it.

(b)	The Executive represents and warrants that he has carefully read this Agreement in its entirety, that he has had an adequate opportunity to consider it and to consult with any advisor of his choice about it, that he understands all its terms; that he voluntarily assents to all the terms and conditions contained herein; and that he is signing this Agreement voluntarily and of his own free will.

(c)	This Agreement shall not become effective until the eighth day following the date on which Executive signs it (the “Effective Date”). The Executive understands that he may at any time prior to that Effective Date revoke this Agreement by delivering written notice of revocation to Marie A. Gambon, Vice President for People, GFA Brands, Inc.

9.             No Representations. The Executive acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by Smart Balance or by any of Smart Balance’ agents, representatives or attorneys to induce the execution of this Agreement.

10.           Future Employment; No Mitigation: No Offset. The Executive recognizes and acknowledges that, during the Transition Period, he is not eligible for employment with Smart Balance, and therefore covenants that at no time will he knowingly seek employment or any other remunerative relationship with the foregoing. The Executive further acknowledges and agrees that Smart Balance is under no obligation, now or in the future, to hire or employ the Executive in any capacity. However, in the event that the Executive is employed by a company that is acquired by or merged into Smart Balance or any other business, subsidiary or other company owned and/or operated by Smart Balance, he shall not be required to discontinue that employment. The Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain.

11.           Governing Law. This Agreement has been negotiated and executed in the State of New Jersey and is to be performed in New Jersey. This Agreement has been governed by and interpreted in accordance with the State of New Jersey, including all matters of construction, validity, performance and enforcement without giving effect to principles of conflict of laws. Any dispute, action, litigation or other proceeding concerning this Agreement shall be instituted, maintained and decided in the State of New Jersey. Any application to a court shall be filed under seal.

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12.           Controlling Document. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to Smart Balance and the Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

13.           Legal Fees. Smart Balance shall promptly reimburse the Executive for his legal fees in connection with the negotiation and execution of this Agreement, which shall not exceed $10,000.

14.           Notice.  All notices, requests, demands, and other communications hereunder shall be in writing, and shall be delivered in person, by facsimile, or by certified or registered mail with return receipt requested. Each such notice, request, demand, or other communication shall be effective: (a) if delivered by hand, when delivered at the address specified in this Section 14; (b) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 14 and confirmation is received; or (c) if given by certified or registered mail, three (3) days after the mailing thereof. Notices to the Executive shall be delivered to the last mailing address that the Executive has provided to Smart Balance for purposes of receiving tax statements and other notices, and with a copy to: Stewart Reifler, Esq., Vedder Price P.C., 1633 Broadway, New York, New York 10019. Notices to Smart Balance shall be delivered as follows:

Smart Balance, Inc.

GFA Brands, Inc.

7102 LaVista Place, Suite 200

Niwot, CO 80503

Attn. Marie Gambon, Vice President for People

With a copy to:

Philip Richter

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Any party may change its address or other contact information for the purposes hereof by providing notice thereof to the other party in accordance with the foregoing provisions.

15.           Survival. This Agreement shall survive any change of control of Smart Balance. This Agreement shall survive the Executive’s death or disability and in the event of death all payments shall be made to the Executive’s heirs or estate. This Agreement shall be binding upon Smart Balance’s successors and assigns.

16.           Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable.  All reimbursements as provided herein shall be payable in accordance with Smart Balance’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee. For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

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17.           Counterparts.           This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile or email shall be deemed effective for all purposes to the extent permitted under applicable law.

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This agreement is made on the 27th day of September, 2012.

SMART BALANCE, INC.

/s/ Terrence S. Schulke Terrence S. Schulke	By: /s/ Stephen B. Hughes Name: Stephen B. Hughes Title: Chief Executive Officer

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